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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is dated December 30, 2002, by and between Quantum Construction Equipment, LLC, a Delaware limited liability company ("Buyer"), and Noble Construction Equipment, Inc., a Tennessee corporation ("Seller").

                                    RECITALS

         Seller is engaged in the business of manufacturing and selling wheel tractor scrapers, other earth scrapers and rough terrain lift trucks through its Construction Equipment Division (as more fully described in Section 1.1 the "Business"); and

         Seller beneficially owns all of the issued and outstanding capital stock of Equipos de Acuna, S.A. de C.V., a Mexican corporation ("Acuna"); and

         Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Assets (as defined herein) and all of the capital stock of Acuna, all upon the terms and conditions of this Agreement.

         The parties, intending to be legally bound, agree as follows:

1.       Definitions and Usage

         1.1      DEFINITIONS

         For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

         "Accounts Payable"--amounts owing by Seller to vendors and suppliers in respect of goods shipped or products sold or services rendered to Seller in the Ordinary Course of Business of the Business, and all Acuna Accounts Payable.

         "Accounts Receivable"--(a) all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered by Seller to customers of the Business, (b) all other accounts or notes receivable of Seller relating to the Business and the full benefit of all security for such accounts or notes, (c) any claim, remedy or other right related to any of the foregoing, and (d) all Acuna Accounts Receivable.

         "Accrued Closing Payroll"--Liabilities for salary and wages due to employees of the Business and Acuna, together with all related employment taxes and withholding amounts, attributable to the payroll period ended December 27, 2002, but only to the extent included in Accrued Liabilities.

         "Accrued Liabilities"--Liabilities of Seller (other than Accounts Payable) in respect of payroll, taxes, insurance, utilities, rent, vacation and other business expenses or the provision of goods or services incurred by Seller in the Ordinary Course of Business of the Business that are generally required under GAAP to be reflected as current liabilities on the balance sheet of Seller, and all Acuna Accrued Liabilities.



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         "Accrued Shutdown Payroll"--Liabilities for vacation and holiday pay due to employees of the Business and Acuna, together with all related employment taxes and withholding amounts, attributable to the December 2002 shutdown period, but only to the extent included in Accrued Liabilities.

         "Acuna"--as defined in the Recitals to this Agreement.

         "Acuna Accounts Payable"--amounts owing by Acuna to vendors and suppliers in respect of goods shipped or products sold or services rendered to Acuna in the Ordinary Course of Business.

         "Acuna Accounts Receivable"--(a) all trade accounts receivable and other rights to payment from customers of Acuna and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered by Acuna to customers, (b) all other accounts or notes receivable of Acuna and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

         "Acuna Accrued Liabilities"--Liabilities of Acuna (other than Acuna Accounts Payable) in respect of payroll, taxes, insurance, utilities, rent, vacation and other business expenses or the provision of goods or services incurred by Acuna in the Ordinary Course of Business that are generally required under GAAP to be reflected as current liabilities on the balance sheet of Acuna.

         "Acuna Interim Balance Sheet"--the September 20, 2002 balance sheet of Acuna attached hereto as Exhibit A.

         "Acuna Inventories"--all inventories of Acuna, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Acuna in the production of finished goods.

         "Assets"--as defined in Section 2.1.

         "Assumed Liabilities"--as defined in Section 2.4(a).

         "Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

         "Breach"--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

         "Business"--the Construction Equipment business of Seller, including the operations and businesses of Seller relating to the design, manufacture, assembly, distribution and sale of wheel tractor scrapers, other earth scrapers and rough terrain lift trucks and all repair, replacement and service parts related thereto, and the performance of all services in connection therewith, wherever conducted or located.


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         "Business Day"--any day other than (a) Saturday or Sunday or (b) any other day on which national banks are permitted or required to be closed.

         "Buyer"--as defined in the first paragraph of this Agreement.

         "Buyer Indemnified Persons"--as defined in Section 6.2.

         "Closing"--the closing of the Contemplated Transactions.

         "Closing Date"--the date on which the Closing actually takes place.

         "COBRA"--all continuation requirements applicable to Seller for its welfare benefit plans, including (a) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

         "Code"--the Internal Revenue Code of 1986.

         "Consent"--any approval, consent, ratification, waiver or other authorization.

         "Contemplated Transactions"--all of the transactions contemplated by this Agreement.

         "Contract"--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

         "Damages"--as defined in Section 6.2.

         "Effective Time"--the close of business on the Closing Date.

         "Employee Plans" --all employee benefit plans as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, including any multiemployer plan (within the meaning of Section 3(37) of ERISA), and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate") or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.



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         "Encumbrance"--any charge, claim, community or other marital property interest, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

         "Environment"--soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "Environmental, Health and Safety Liabilities"--any cost, damages, expense, liability, obligation, fines, penalties or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of, relating to, or arising out of:

         (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any substance or product);

         (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, or remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

         "Environmental Law"--any Legal Requirement that requires or relates to the protection of public health and welfare or the environment, now existing or hereinafter adopted, including any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;



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         (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting resources, species or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

         (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention;

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

         (i) the generation, processing, treatment, investigation, remediation, storage, transport, disposal, management, handling, and use of Hazardous Substances.

         "ERISA"--the Employee Retirement Income Security Act of 1974.

         "Exchange Act"--the Securities Exchange Act of 1934.

         "Excluded Accounts Receivable"--those Accounts Receivable listed on Exhibit B hereto.

         "Excluded Assets"--as defined in Section 2.2.

         "Facilities"--any real property, leasehold or other interest in real property currently owned or operated by Seller and used in the operation of or otherwise relating to the business of the Business. Notwithstanding the foregoing, for purposes of the definitions of "Hazardous Activity" and "Remedial Action" and Section 6.3, "Facilities" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller.

         "Final Adjustment Amount"--as defined in Section 2.6(c).

         "GAAP"--generally accepted accounting principles for financial reporting in the United States.

         "Governing Documents"--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and
(g) any amendment or supplement to any of the foregoing.


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         "Governmental Authorization"--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body"--any:

         (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

         (b) federal, state, local, municipal, foreign or other government;

         (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

         (d) multinational organization or body;

         (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

         (f) official of any of the foregoing.

         "Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

         "Hazardous Material"--any substance, material or waste that is regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste," "pollutant," "contaminant" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, radioactive material, infectious materials, toxic microorganisms and polychlorinated biphenyls.

         "Indemnified Person"--as defined in Section 6.8(a).

         "Indemnifying Person"--as defined in Section 6.8(a).

         "Intellectual Property Assets"--all intellectual property owned or licensed (as licensor or licensee) by Seller in connection with the business of the Business and in which Seller has a proprietary interest, including:

         (a) all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications ;

         (b) all patents, patent applications and inventions and discoveries that may be patentable;


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         (c) all registered and unregistered copyrights in both published works and unpublished works;

         (d) all rights in mask works; and

         (e) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints.

         "Interim Balance Sheet"--the September 30, 2002 balance sheet of the Business attached hereto as Exhibit C.

         "Inventories"--all inventories of Seller, wherever located, used in or otherwise relating to the business of the Business, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Business in the production of finished goods, and all Acuna Inventories.

         "IRS"--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge"--an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is aware, without any duty of inquiry, or has been made aware of that fact or matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter.

         "Lease"--any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and which relates to the business of the Business, and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

         "Legal Requirement"--any requirement arising under any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, order, directives or treaty.

         "Liability"--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

         "Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Order"--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.



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         "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

         (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

         (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

         (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

         "Permitted Encumbrances"--(a) liens for ad valorem taxes, assessments, materials or labor not yet due and payable; (b) in the case of Acuna, any item reflected in the legal title opinion of Bryan, Gonzalez Vargas y Gonzalez Baz, S.C., dated May 10, 2001, and applicable zoning ordinances; (c) rights of Caterpillar, Inc. in and to the Intellectual Property as described in those agreements listed and described in the letter agreement dated November __, 2001, and (d) security interests of Eagle Pitcher Industries, Inc. ("EPI") in and to certain inventory of Seller purchased pursuant to that certain Amended and Restated Inventory Sale Agreement dated as of March __, 2002.

         "Person"--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

         "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.

         "Purchase Price"--as defined in Section 2.3.

         "Record"--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

         "Related Person"--

         With respect to a particular individual:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

         (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and


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         (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material Interest; and

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

         For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

         "Release"--any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, escaping or migration on or into the Environment or on, into or out of any property.

         "Remedial Action"--all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or
(d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws, including the securing of all required environmental Governmental Authorizations.

         "Representative"--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

         "Securities Act"--the Securities Act of 1933.


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         "Seller"--as defined in the first paragraph of this Agreement.

         "Seller Contracts"--the Contracts described in Exhibit D hereto.

         "Software"--all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

         "Stock"--all of the issued and outstanding capital stock of Acuna, as more fully described in Section 3.3.

         "Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

         "Tangible Personal Property"--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller that is (a) located at any of the Facilities and used in connection with or otherwise relating to the business of the Business, and (b) used solely in connection with the business of the Business (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

         "Tax"--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

         "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Third Party"--a Person that is not a party to this Agreement.

         "Third-Party Claim"--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.


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         "Threat of Release"--a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "WARN Act"--the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement.

         "Workers' Compensation Liabilities"--Liabilities of Seller for workers' compensation benefits and other obligations arising under Legal Requirements relating to injuries or disabilities suffered by workers employed in the business of the Business prior to the Effective Time.

         1.2      USAGE

         (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

                  (i) the singular number includes the plural number and vice versa;

                  (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                  (iii) reference to any gender includes each other gender;

                  (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                  (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                  (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

                  (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                  (viii) "or" is used in the inclusive sense of "and/or";

                  (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

                  (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

         (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.


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         (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.       Sale and Transfer of Assets; Closing

         2.1      ASSETS TO BE SOLD

         Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to (i) all personal property and assets located at any of the Facilities and used in connection with or otherwise relating to the Business, and (ii) all other personal property and assets, tangible and intangible, of every kind and description, wherever located, used solely in connection with the Business, including in each case the following (but excluding the Excluded Assets):

         (a) all Tangible Personal Property;

         (b) all Inventories;

         (c) all Accounts Receivable;

         (d) all Seller Contracts, and all outstanding offers or solicitations made by or to Seller to enter into any Contract relating solely to the business of the Business;

         (e) all Governmental Authorizations relating to the business of the Business and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

         (f) all data and Records related to the business of the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(f);

         (g) all of the intangible rights and property of Seller used in connection with or otherwise relating to the Business, including Intellectual Property Assets, going concern value, goodwill and telephone and telecopy addresses and listings;

         (h) all rights of Seller relating to deposits and prepaid expenses of the Business, claims for refunds and rights to offset in respect thereof that are not excluded under Section 2.2(g); and

         (i) all of the Stock.

         All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets."

         Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

         2.2      EXCLUDED ASSETS

         Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the
Closing:

         (a) all cash and cash equivalents;

         (b) the Excluded Accounts Receivable;

         (c) all insurance policies and rights thereunder;

         (d) all personnel Records and other Records that Seller is required by law to retain in its possession;

         (e) all claims for refund of Taxes and other governmental charges of whatever nature;

         (f) all rights in connection with and assets of the Employee Plans;

         (g) all rights of Seller under this Agreement and any instruments of conveyance or assumption executed and delivered in connection herewith;

         (h) claims and causes of action against Third Parties, other than, to the extent assignable, claims or causes of action that are included in or relate to the Assets described in subparts (a) through (i) of Section 2.1;

         (i) all real property of Seller and any buildings, structures, fixtures and improvements located thereon.

         2.3      CONSIDERATION

         The consideration for the Assets (the "Purchase Price") will be (a) Fourteen Million Dollars ($14,000,000.00) and (b) the assumption of the Assumed Liabilities. At the Closing, the Purchase Price shall be delivered by Buyer to Seller by wire transfer of immediately available funds.

         2.4      LIABILITIES

         (a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to timely pay, perform and discharge all of the Liabilities of Seller (the "Assumed Liabilities"), including without limitation the following:

                  (i) all Account Payable and all Accrued Liabilities incurred by Seller that remain unpaid as of the Effective Time; provided, that Buyer shall not assume any Workers' Compensation Liabilities, Accrued Closing Payroll or Accrued Shutdown Payroll; and, provided, further, [that Buyer shall assume Accounts Payable and Accrued Liabilities to any Related Person of Seller.]

                  (ii) any Liability to customers or suppliers of the Business incurred by Seller in the Ordinary Course of Business for orders outstanding as of the Effective Time (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

                  (iii) any Liability to customers of the Business under warranties in the forms disclosed in Exhibit E given by Seller to customers of the Business in the Ordinary Course of Business prior to the Effective Time, but excluding any Liability for injury to person or property arising out of any defect in any product sold by Seller;

                  (iv) any Liability arising after the Effective Time under the Seller Contracts (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and

                  (v) any Liability of Seller arising under the WARN Act relating to the failure of Buyer to offer employment to employees of the Business after the Closing Date.

         2.5      ALLOCATION

         The Purchase Price shall be allocated in a manner to be mutually determined by Seller and Buyer no later than sixty (60) days following the Closing Date. After the Closing, the parties shall make consistent use of the agreed upon allocation, fair market value and useful lives as determined for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

         2.6      CONSENTS

         This Agreement shall not cause the assignment or assumption of any Contract which requires Consent to be assigned unless such Consent has been obtained. Seller shall use its reasonable commercial efforts to obtain (provided Seller shall not be obligated to make any payments or incur any Liabilities in connection therewith), and Buyer agrees to cooperate with Seller in its efforts to obtain (including, without limitation, the submission of reasonable financial and other information concerning Buyer and the execution and delivery of any assumption agreements or similar documents reasonably requested by a third party), all required Consents. The Purchase Price shall not be reduced or increased by reason of the inability to obtain any Consent. To the extent that any Consent is not obtained by Seller, Seller shall use reasonable commercial efforts to provide to Buyer the benefits of any affected Contract intended to be included in the Assets and to cooperate in any arrangement, reasonable and lawful as to Seller and Buyer, designed to provide such benefits to Buyer, and, after the Closing, Buyer shall use reasonable commercial efforts to perform the obligations of Seller arising under the Contracts or reimburse Seller for the performance thereof, to the extent Buyer receives the benefits thereof. Seller and Buyer shall cooperate with each other to take such actions, including entering into services agreements or similar arrangements, as are reasonably calculated to effectuate the intent of the preceding sentence.

3.       Representations and Warranties of Seller

         Seller represents and warrants to Buyer as follows:

         3.1      ORGANIZATION AND GOOD STANDING

         Seller is a corporation duly organized, validly existing and in good standing under the laws of Tennessee, with full corporate power and authority to perform all its obligations under this Agreement. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Texas.

         3.2      ENFORCEABILITY; AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. Upon the execution and delivery by Seller of each other agreement to be executed or delivered by Seller at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders and board of directors.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

                  (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any of the Assets may be subject; or

                  (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

         3.3      CAPITALIZATION OF ACUNA

         All of the issued and outstanding equity securities of Acuna are held beneficially by Seller and Seller will cause the same to be conveyed to Buyer free and clear of all Encumbrances.. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Acuna. None of the Stock was issued in violation of the Securities Act, or any other Legal Requirement.

         3.4      CONDITION OF ASSETS

         All Tangible Personal Property is in good operating condition, ordinary wear and tear excepted.

         3.5      TITLE TO ASSETS; ENCUMBRANCES

         Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than Permitted Encumbrances.

         3.6      ACCOUNTS RECEIVABLE

         Exhibit F contains a complete and accurate list of all Accounts Receivable as of November 30, 2002, which list sets forth the aging of each such Account Receivable. All Accounts Receivable that are reflected on Exhibit F or on the accounting Records of Seller as of November 30, 2002 represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business.

         3.7      REPRESENTATIONS AND WARRANTIES REGARDING ACUNA

         (a) Acuna is a corporation duly organized, validly existing and in good standing under the laws of Mexico, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations. Acuna is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction to which it is subject.

         (b) Complete and accurate copies of the Governing Documents of Acuna have been delivered to Buyer.

         (c) Acuna has paid all Taxes required to be paid and has filed all Tax Returns required to be filed.

         (d) Acuna is in full compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of its assets.

         (e) Acuna owns good and marketable title to its assets free of any Encumbrances other than Permitted Encumbrances.

         (f) There is no pending or, to Seller's Knowledge, threatened Proceeding to which Acuna is a party or which otherwise affects or relates to the business or assets of Acuna.

         3.8      BROKERS OR FINDERS

         Neither Seller nor Buyer has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Business or the Assets or the Contemplated Transactions.

         3.9      CONDUCT OF BUSINESS

         Seller has caused, and will cause until the Closing Date, the Business to function in the Ordinary Course of Business and in a good and efficient manner in keeping with the practices customary in the trade, and has operated the Business in such a way as not to affect adversely in a material manner the operation of the Business, including without limitation the payment of wages and accounts payable and the collection of accounts receivable.

4.       Representations and Warranties of Buyer

         Buyer represents and warrants to Seller as follows:

         4.1      ORGANIZATION AND GOOD STANDING

         Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to conduct its business as it is now conducted.

         4.2      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of Buyer's Governing Documents;

                  (ii) any resolution adopted by the members or manager of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

         Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3      CERTAIN PROCEEDINGS

         There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

         4.4      BROKERS OR FINDERS

         Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

         4.5      KNOWLEDGE

         Neither Buyer nor any of its Representatives have any Knowledge that any of the representations or warranties made by Seller in this Agreement are false or untrue, or that any fact or facts exist which are likely, individually or in the aggregate, to result in a breach of any of the representations or warranties made by Buyer in this Agreement, including without limitation those set forth in Section 3.9 hereof.

5.       Additional Covenants

         5.1      EMPLOYEES AND EMPLOYEE BENEFITS

         (a) Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees of the Business employed on the Closing Date by Seller who are:

                  (i) currently covered by that certain Agreement dated December 11, 2000 (the "Union Agreement") between Seller and the International Union of Operating Engineers, Local Union No. 351 (the "Bargaining Unit Employees"); or

                  (ii) employed exclusively in the business of the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

         (b)      Employment of Active Employees by Buyer.

                  (i) Effective as of the day following the Closing Date, Buyer shall extend an offer of employment, based on current wages and benefits as provided under the Union Agreement, to all Bargaining Unit Employees. Other than the foregoing, Buyer is not obligated to hire any Active Employee but may interview all Active Employees. At or before the Closing, Buyer will provide Seller with a list of Active Employees that Buyer does not intend to hire, which list is attached hereto as Exhibit G (all hired employees referred to herein as the "Hired Active Employees").

                  (ii) Neither Seller nor its Related Persons shall solicit (other than through public media) the employment of any Hired Active Employee actually hired by Buyer after the Closing.

                  (iii) It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to the terms of the Union Agreement or any other written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

         (c)      Salaries and Benefits.

                  (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date (other than to the extent such amounts are assumed by Buyer as provided in Section 2.4(a)(i)); (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act (other than to the extent such amounts are assumed by Buyer as provided in Section 2.4(a)(v)).

                  (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans (other than to the extent such amounts are assumed by Buyer as provided in Section 2.4(a)(i)). For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

         (d) No Transfer of Assets. Neither Seller nor its respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

         (e) Collective Bargaining Matters. Subject to the provisions of the following sentence, Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Subject to the delivery of any required Consents, Seller shall assign to Buyer and Buyer shall assume and perform the obligations of Seller under the terms of the Union Agreement. Any bargaining obligations of Buyer under the terms of the Union Agreement or with any other union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

         (f) General Employee Provisions.

                  (i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 5.1 as may be necessary to carry out the arrangements described in this Section 5.1.

                  (ii) If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

                  (iii) Seller shall make available to Buyer completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

                  (iv) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller (other than to the extent such amounts are assumed by Buyer as provided in Section 2.4(a)(i)).

         5.2      PAYMENT OF LIABILITIES

         Buyer shall pay, or make adequate provision for the payment, in full all of the Assumed Liabilities of Seller under this Agreement. If any claims for allegedly defective products sold prior to the Effective Time arise which are not Assumed Liabilities ("Retained Warranty Claims"), then Buyer shall promptly notify Seller. Seller shall be entitled to control the response to any such Retained Warranty Claims. Buyer agrees to sell to Seller from time to time as requested by Seller such parts or components as Seller may require in connection with any Retained Warranty Claims at a price equal to Buyer's actual direct costs for labor, materials and freight incurred in supplying such parts or components.

         5.3      ASSISTANCE IN PROCEEDINGS

         Each of Seller and Buyer will cooperate with one another and their respective counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the business of the Business.

         5.4      NONCOMPETITION AND NONSOLICITATION

         (a) Noncompetition. For a period of five (5) years after the Closing Date, Seller shall not, anywhere in the world, directly or indirectly through a Related Person, sell, market or distribute (i) wheel tractor scrapers, other earth scrapers or rough terrain lift trucks (collectively, "Competitive Products") or (ii) repair or replacement parts for Competitive Products ("Spare Parts")(collectively, "Competing Business"); provided, however, that Seller may manufacture and sell parts that are incorporated by others into assemblies or components that are Spare Parts. Seller shall be deemed not to be in violation of this Section 5.4(a) in the event that it (1) is acquired by a Person that is engaged directly or through a Related Person in a Competing Business, or (2) acquires a Person engaged directly or through a Related Person in a Competing Business.

         (b) Nonsolicitation. For a period of five (5) years after the Closing Date, Seller shall not intentionally cause, induce or attempt to cause or induce any customer or supplier of the Business to cease doing business with Buyer with respect to Competitive Products or Spare Parts.

         (c) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.4(a) and (b) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This
Section 5.4 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

         5.5      RETENTION OF AND ACCESS TO RECORDS

         After the Closing Date, Buyer shall retain for a period of five years those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits or other reasonable business purposes. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice. Seller will retain those Records that are Excluded Assets for a period of five years or the period of time required by law as if Seller were still the owner of the Assets, whichever is greater.

         5.6      POST CLOSING USE OF NAME; WEB LINKS; EMAIL

         (a) After the Closing Date, Buyer may, notwithstanding the provisions of Section 2.2(d), market and sell any item of Inventory marked with or displaying in any manner the name "Noble Construction Equipment, Inc.." In addition, Buyer may, for a period of one year following the Closing Date, indicate in correspondence and communications with customers and the general public that its business was formerly operated under the name "Noble Construction Equipment."

         (b) For a period of one year following the Closing Date, Seller shall insert and maintain on any Internet web site that it sponsors or maintains appropriate hyperlinks providing users of such web sites direct access to the Internet web site of Buyer in the event that information concerning the business or products of the Business is desired by any such user.

         (c) Seller will reasonably cooperate with Buyer to allow the Business to send and receive email and access the internet through Seller's internal computer network for a period of six months following the Closing Date; provided, however, that Seller shall not be liable for any failure to provide such transitional services.

         5.7      COLLECTION OF EXCLUDED ACCOUNTS RECEIVABLE

         After the Closing Date, Buyer shall use its Best Efforts to assist Seller in the collection of the Excluded Accounts Receivable. Buyer shall provide access to Seller during normal business hours to any Records of Buyer that relate to the Excluded Accounts Receivable, and Seller may, at its expense, make copies of such Records. Buyer shall have no obligation to initiate or maintain any Proceeding to collect any of the Excluded Accounts Receivable or otherwise incur any out-of-pocket costs, but Buyer shall cooperate with Seller regarding any Proceeding Seller may initiate. Buyer shall promptly remit to Seller the proceeds of any Excluded Accounts Receivable actually received by Buyer. Collections received by Buyer from an account debtor shall be applied to a specific invoice if indicated by the account debtor, after inquiry from Buyer if no such indication is initially provided, or otherwise to the oldest account receivable of such account debtor (other than any account receivable expressly disputed by such account debtor).

         5.8      PAYROLL PAYMENT PROCEDURES

         (a) If Buyer and Seller shall agree in writing that it is necessary, Seller will process and deliver checks to Buyer on December 31, 2002 for Buyer's payroll per instructions from Buyer no later than 2:00 pm December 30, 2002, provided that Buyer shall have wire transferred an amount of immediately available funds equal to the "Buyer Payment" (as defined below) to a bank account designated by Seller no later than December 30, 2002. As used herein, the term "Buyer Payment" shall mean the total amount of the payroll referenced above, including all payroll taxes, less the amount of the Accrued Shutdown Payroll.

         (b) Seller shall be an independent contractor for Buyer in performing the payroll processing services referred to in subsection (a) above. Buyer acknowledges and agrees that all persons receiving payroll checks pursuant to subsection (a) above are employees of Buyer. Buyer shall indemnify and hold Seller harmless from any and all claims, liabilities, obligations, damages or expenses (including attorney's fees) of any kind whatsoever arising out of or relating to any claim by any employee of Buyer in connection with the foregoing.

         5.9      FURTHER ASSURANCES

         The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

6.       Indemnification; Remedies

         6.1      SURVIVAL

         All representations, warranties, covenants and obligations in Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 6.7. Except as provided in Section 6.5, the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

         6.2      INDEMNIFICATION AND REIMBURSEMENT BY SELLER

         Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any actual, direct, out-of-pocket loss, liability, claim, damage, expense, fines and penalties (including costs of investigation and defense and reasonable attorneys' fees and expenses), whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:

         (a) any Breach of any representation or warranty made by Seller in this Agreement or in any transfer instrument delivered by Seller pursuant to this Agreement;

         (b) any Breach of any covenant or obligation of Seller in this Agreement or in any transfer instrument delivered by Seller pursuant to this Agreement;

         (c) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

         (d) any noncompliance with any bulk sales laws or fraudulent transfer law in respect of the Contemplated Transactions; or

         (e) any Employee Plan established or maintained by Seller.

         6.3      INDEMNIFICATION AND REIMBURSEMENT BY SELLER--ENVIRONMENTAL
                  MATTERS

         (a) In addition to the other indemnification provisions in this Article 6, Seller will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of investigation, cleanup, containment or other remediation, including those recoverable under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Texas Solid Waste Disposal Act (Tex. Health & Safety Code Section 361 et seq.) and those based on strict liability and negligence arising from or in connection with:

                  (i) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation of any of the Facilities, Assets or the business of Seller, or any of the facilities, assets or the business of Acuna by any Person at any time on or prior to the Closing Date, or
(ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets or the facilities of Acuna at any time on or prior to the Closing Date;

                  (ii) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person, property, or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Assets or the business of Acuna prior to the Closing Date or from any Hazardous Material that was (1) present or suspected to be present on or before the Closing Date on or at the Facilities or the facilities of Acuna (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility or any facility of Acuna and was present or suspected to be present on any Facility or any facility of Acuna, on or prior to the Closing Date), or (2) Released or allegedly Released by any Person on or at any Facilities or Assets or any facility of Acuna at any time on or prior to the Closing Date; and

                  (iii) the failure of Seller to have had prior to the Closing Date all applicable permits required to conduct its business (including but not limited to a Title V air permit and any permit relating to any underground storage tank).

         (b) Notwithstanding anything in this Section 6.3 to the contrary, Seller shall be required to indemnify Buyer and other Buyer Indemnified Persons with respect to any Remedial Action covered under this Section 6.3 only if such Remedial Action is required by a non-appealable Proceeding initiated by a Person other than Buyer or its Related Persons.

         (c) Seller is responsible for any contamination at any of the Facilities or any of the facilities of Acuna existing as of the Closing Date, and, in particular, in dealing with the contamination identified by VERTEX Engineering Services, Inc. in its report dated November 29, 2001 ("Known Contamination"). Seller will be entitled to control any Remedial Action for which Buyer is entitled to indemnification. For any Remedial Action conducted by Seller, Seller will use commercially reasonable efforts to conduct its activities in such a manner as to not unreasonably interfere with the business operations of Buyer. Seller will not be responsible to Buyer for any consequential damages caused by Seller's unreasonable interference with Buyer's business, provided that Seller acts in accordance with the foregoing standard or in accordance with procedures agreed upon with Buyer. Seller will keep Buyer informed of the progress of any such Remedial Action and allow Buyer to attend any meetings with regulatory agencies regarding the Remedial Action.

         (d) Seller's indemnification and reimbursement obligations under this
Section 6.3 shall terminate and be of no further force and effect with respect to any Facility upon the purchase by Buyer or any of Buyer's Related Persons of such Facility.

         (e) With respect to any Remedial Action that is covered by this indemnification, clean up standards shall be no more stringent than: (i) one of the following, as selected by Seller (1) the least stringent risk based, health based, numeric or generic cleanup standards contained in 30 T.A.C., Chapter 350 (Risk Reduction Program) (or similar program enacted to replace or supplement the Risk Reduction Program) applicable to either "nonresidential property," as defined therein, or industrial use of the Facilities, or (2) the least stringent cleanup standards permitted by other applicable Environmental Laws; or (ii) those required by a non-appealable Proceeding or subsequent agreement reached with the appropriate Governmental Body. Compliance with the applicable cleanup standards shall be determined without the imposition of institutional controls or other activity and use limitations other than (A) a restriction prohibiting the use of groundwater for drinking water, (B) a restriction limiting the future use of property to commercial/industrial land use, and/or (C) institutional controls that require no more than a de minimus annual out-of-pocket expense and do not unreasonably interfere with the use of the property for commercial/industrial uses.

         (f) Buyer covenants and agrees with Seller that, except as required in accordance with any Legal Requirement or as compelled by any Proceeding, Buyer will not voluntarily undertake any Remedial Action without the prior written consent of Seller. To the extent that Buyer voluntarily undertakes any Remedial Action for which Seller's consent is required hereunder without first obtaining such consent from Seller, Seller shall not be required to reimburse Buyer for the cost of such Remedial Action. Buyer agrees that it will not initiate, directly or indirectly, contact with a Governmental Body or other parties with potential claims against Seller regarding Environmental Health and Safety Liabilities of Seller or the pre-Closing presence of Hazardous Materials on or at the Facilities, unless Buyer believes, in good faith and after consultation with counsel and discussion with Seller, that such contact is required by Environmental Laws.

         6.4      INDEMNIFICATION AND REIMBURSEMENT BY BUYER

         Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

         (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any transfer instrument delivered by Buyer pursuant to this Agreement;

         (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any transfer instrument delivered by Buyer pursuant to this Agreement;

         (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions;

         (d) any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Active Hired Employees subsequent to the Closing; or

         (e) any Assumed Liabilities.

         6.5      LIMITATIONS ON AMOUNT--SELLER

         Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 6.2(a) until the total of all Damages with respect to such matters exceeds $130,000.00 and then only for the amount by which such Damages exceed $130,000.00. However, this Section 6.5 will not apply to claims under Section 6.2(b) through (g) or to any Breach of any of Seller's representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such Breaches. Seller shall have no liability (for indemnification or otherwise) with respect to (a) any claim of Buyer for incidental or consequential damages incurred by it (other than incidental or consequential damages asserted against Buyer by a Third Party) or
(b) any claim under Section 6.2 or 6.3 after the amount of Damages actually paid by Seller is equal to the Purchase Price. Seller shall have no liability (for indemnification or otherwise) with respect to any claim arising under Section 6.2(a) the subject matter of which Buyer had Knowledge prior to the Closing Date. The limitations of this Section 6.5 do not apply to (i) any Remedial Action conducted by Seller, (ii) any Remedial Action with respect to Known Contamination, and (iii) any Liabilities or Damages associated with the failure of Seller to have all permits required to conduct its business.

         6.6      LIMITATIONS ON AMOUNT--BUYER

         Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 6.4(a) until the total of all Damages with respect to such matters exceeds $25,000.00 and then only for the amount by which such Damages exceed $25,000.00. However, this Section 6.6 will not apply to claims under Section 6.4(b) through (e) or to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

         6.7      TIME LIMITATIONS

         (a) Seller will have liability (for indemnification or otherwise) with respect to any claim of Buyer under this Article 6 (except for a claim under Section 6.3, which may be asserted at any time) only if on or before December 1, 2004, Buyer notifies Seller of such claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

         (b) Buyer will have liability (for indemnification or otherwise) with respect to any claim of Seller under this Article 6 only if on or before December 1, 2004, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

         6.8      THIRD-PARTY CLAIMS

         (a) Promptly after receipt by a Person entitled to indemnity under
Section 6.2, 6.3 or 6.4 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

         (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.8(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel of its choice. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 6 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claim effected without its Consent. If the Indemnifying Person assumes the defense of a Third-Party Claim and the Indemnified Party thereafter settles or compromises such Third Party claim without the Consent of the Indemnifying Party, or if the Indemnified Party fails to reasonably cooperate with the Indemnifying Party in good faith or takes actions that materially prejudice the Indemnifying Party's ability to defend such Third-Party Claim, then the Indemnifying Party shall be released from any and all liability or obligation with respect to such Third-Party Claim. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the

Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

         (c) With respect to any Third-Party Claim subject to indemnification under this Article 6: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to reasonably cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

         (d) With respect to any Third-Party Claim subject to indemnification under this Article 6, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

         6.9      OTHER CLAIMS

         A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice from the Indemnified Person to the Indemnifying Person, and such notice shall describe in reasonable particularity the basis upon which indemnification is then being sought. For a period of ninety (90) days following such notice, the Indemnified Party and the Indemnifying Party shall work together in good faith to resolve such claim. Thereafter, either party may exercise any right or remedy available at law or in equity.

         6.10     TAX MATTERS

         (a) Whenever any taxing authority sends a notice of an audit, initiates an examination of Seller with regard to the Business or Acuna, or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes with regard to the Business or Acuna for any taxable period for which Seller is or may be liable, Buyer, when informed thereof, shall promptly inform Seller, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute. Buyer shall be liable, and shall indemnify Seller, for any Tax imposed on Seller with respect to the Assets or the Business or Acuna for any period after the Effective Time.

         (b) Buyer and Seller will provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax return, any audit or other examination by any taxing authority, Proceedings relating to Taxes in connection with the Business or Acuna, and each will retain and provide the other with any records or information which may be relevant to such return, audit or examination, Proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and shall include providing copies of any relevant Tax Return and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance.

         (c) Without limiting in any way the foregoing provisions of this
Section 6.10, Buyer hereby agrees that it will retain copies of all Records or information which may be relevant to the Tax Returns or obligations of Seller with regard to the Business or Acuna for all taxable periods which include the Effective Time, and that such Records and information shall be maintained for a period of seven years. During said seven year period, Buyer will not destroy or otherwise dispose of such Records or information without first providing Seller with a reasonable opportunity to review and copy the same.

         6.11     EXCLUSIVE REMEDY

         The right of the parties hereto to demand and receive indemnification pursuant to this Section 6 shall be the sole and exclusive remedy exercisable by a party with respect to any claim arising out of or relating to this Agreement or the Contemplated Transactions. As of the Effective Time, Buyer waives and forever releases Seller and each of Seller's affiliates from any and all claims or causes of action, known or unknown, now existing or hereafter arising, other than claims or causes of action available under this Article 6.

7.       General Provisions

         7.1      EXPENSES

         Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

         7.2      PUBLIC ANNOUNCEMENTS

         Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller nor any of its Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller, that any Confidential Information of Buyer has been disclosed to Seller or its Representatives or that Seller or its Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         7.3      NOTICES

         All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);

(b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:

Noble Construction Equipment, Inc.
c/o Noble International, Inc.
28213 Van Dyke Ave.
Warren, MI 48093
Attention:   David Harper
Fax No.  (586) 582-9481
E-Mail Address: dharper@nobleintl.com

with a mandatory copy to:

Foley & Lardner
150 W. Jefferson Avenue
Suite 1000
Detroit,  MI  48226
Attention: Patrick Daugherty, Esq.
Fax No:  (313) 963-9308
E-mail address: pdaugherty@foleylaw.com


Buyer:

Quantum Construction Equipment, LLC
360 Madison Avenue
New York,  NY 10017
Attention: David J. Langevin
Fax No:  (212) 883-5125
E-mail address: dlangevin@quantumassociatesllc.com

with a mandatory copy to:

Quantum Value Partners, LP
385 Nashawtuc Road
Concord,  MA  01742
Attention: Kenneth A. Ghazey
Fax No.  (603) 971-5400
E-mail address:  kghazey@yahoo.com

         7.4      WAIVER; REMEDIES CUMULATIVE

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         7.5      ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

         7.6      ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

         No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 7.6.

         7.7      SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         7.8      CONSTRUCTION

         The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement.

         7.9      TIME OF ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         7.10     GOVERNING LAW

         This Agreement will be governed by and construed under the laws of the State of Michigan without regard to conflicts-of-laws principles that would require the application of any other law.

         7.11     EXECUTION OF AGREEMENT

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                            NOBLE CONSTRUCTION EQUIPMENT, INC.


                            By:  /s/
                               -------------------------------------------------
                            Title:  President & CEO
                                  ----------------------------------------------



                            QUANTUM CONSTRUCTION EQUIPMENT, LLC


                            By:
                               -------------------------------------------------
                            Title: Secretary

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                            NOBLE CONSTRUCTION EQUIPMENT, INC.


                            By:
                               -------------------------------------------------
                            Title:
                                  ----------------------------------------------



                            QUANTUM CONSTRUCTION EQUIPMENT, LLC


                            By:  /s/ Michael C. Azar
                               -------------------------------------------------
                            Title: Secretary